Exhibit 99.1

9 W 57th Street, suite 4920

New York, NY 10019

T: (212) 588-6770

www.bdcofamerica.com

Business Development Corporation of America Prices $300 Million of 3.25% Senior Notes Due 2026

NEW YORK – March 24, 2021 – Business Development Corporation of America (“BDCA”) announced that it priced $300 million aggregate principal amount of 3.25% senior unsecured notes (the “Notes”). The Notes will mature on March 30, 2026 and may be redeemed in whole or in part at BDCA’s option at any time at par plus a “make-whole” premium, provided that the Notes may be redeemed at par one month prior to their maturity.

The offering is expected to close on March 29, 2021, subject to customary closing conditions.

BDCA expects to use the net proceeds of this offering to repay indebtedness, make investments in portfolio companies in accordance with its investment objectives, and for general corporate purposes.

The Notes were sold in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes and will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About BDCA

BDCA is a non-traded business development company with a $2.6 billion investment portfolio, which primarily consists of senior loans to middle market companies, as of December 31, 2020. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C.

About Benefit Street Partners L.L.C.

Benefit Street Partners L.L.C.is a leading credit-focused alternative asset management firm with $30 billion in assets under management as of January 31, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, and commercial real estate. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. that, together with its various subsidiaries, operates as Franklin Templeton.

Important Notice

This release contains “forward looking statements” that are subject to risks and uncertainties. Actual outcomes and results, including the anticipate closing date of the Notes and the use of proceeds, could differ materially from those suggested in this release due to the impact of many factors beyond the control of BDCA, including those listed in the “Risk Factors” section of our filings with the Securities and Exchange Commission. BDCA assumes no obligation to update or revise any such forward looking statements. BDCA has based these forward-looking statements on its current expectations and projections about future events. BDCA believes that the expectations and assumptions that have been made with respect to these forward-looking statements are reasonable. However, such expectations and assumptions may prove to be incorrect. A number of factors could lead to results that may differ from those expressed or implied by the forward-looking statements. Given this level of uncertainty, investors should not place undue reliance on any forward-looking statements.